Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended March 31, 2009

National Lending Metrics (Managed Basis)

(dollars in thousands)

U.S. Card Metrics	March 2009
Net Principal Charge-Offs	$526,453
Average Loans Held for Investment	$67,687,415
Annualized Net Charge-Off Rate	9.33	%(1)
30 Days + Delinquencies	$3,402,022
Period-end Loans Held for Investment	$67,015,166
30 Days + Delinquency Rate	5.08	%(1)

Auto Finance Metrics
Net Principal Charge-Offs	$70,757
Average Loans Held for Investment	$20,815,544
Annualized Net Charge-Off Rate	4.08%
30 Days + Delinquencies	$1,554,716
Period-end Loans Held for Investment	$20,667,910
30 Days + Delinquency Rate	7.52%

International Metrics
Net Principal Charge-Offs	$58,412
Average Loans Held for Investment	$8,080,843
Annualized Net Charge-Off Rate	8.67%
30 Days + Delinquencies	$504,404
Period-end Loans Held for Investment	$8,069,961
30 Days + Delinquency Rate	6.25%

(1)

The U.S. Card business processes payments on accounts from the 1st through the 28th of each month, and recognizes charge-offs the day after payments are processed. Because February has only 28 days, the charge-offs related to payments due on the 28th of February are recognized on March 1st. As a result, February charge-offs include 27 days of charge-off activity, while March charge-offs include 29 days of charge-off activity. Adjusting to include February 28th charge-offs in February rather than March, the U.S. Card Charge-off Rate would have been: February – 8.38%; March – 9.00%. The U.S. Card 30 Days+ delinquency rate for February would have been 5.07%; there was no change to the 30 Days+ delinquency rate for March.

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Reportable Segments

We manage our business as two distinct operating segments: Local Banking and National Lending. The Local Banking and National Lending segments are considered reportable segments based on quantitative thresholds applied to the managed loan portfolio for reportable segments provided by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As management makes decisions on a managed basis within each segment, information about reportable segments is provided on a managed basis.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.

2